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                                                                     EXHIBIT 5.1

                                [GWS Letterhead]

(214) 999-3000

December 12, 2003

NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas  77064

Gentlemen:

         We have served as counsel for NCI Building Systems, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") of (i) $36,225,000 of the Company's deferred compensation obligations (the "Obligations") which are issuable under the Company's 2003 Long-Term Stock Incentive Plan (the "Plan") and (ii) 1,500,000 shares of Common Stock, $0.01 par value, of the Company (the "Shares") that may be issued or transferred pursuant to the Plan.

         With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that:

         (1) the Obligations have been duly authorized and, when issued in accordance with the terms of the Plan and conditions set forth in the Plan, will be validly issued; and

         (2) the Shares which from time to time may be issued or transferred under the Plan in accordance with its terms, when so issued or transferred at prices in excess of the par value of the Common Stock in accordance with the provisions of the Plan, will be duly and validly authorized and issued by the Company and fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the heading "Interests of Named Experts and Counsel."

Very truly yours,

GARDERE WYNNE SEWELL LLP

By: /s/ John K. Sterling
    ---------------------
    John K. Sterling, Partner